Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “N MIDDLE MARKET LENDING, LLC”, FILED IN THIS OFFICE ON THE SEVENTH DAY OF MARCH, A.D. 2022, AT 1:51 O`CLOCK P.M.

6657764 8100 SR# 20220903914	/s/ Jeffrey W. Bullock Jeffrey W. Bullock
Authentication: 202847230
Date: 03-07-22
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware

limited Liability Company

CERTIFICATE OF FORMATION

of

N MIDDLE MARKET LENDING, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

1. The name of the limited liability company (hereinafter called the “Company”) is N Middle Market Lending, LLC.

2. The address of the Company’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Company at such address is Corporation Service Company.

Executed on March 7, 2022

/s/ Zach Edelman
Name: Zach Edelman
Title: Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:51 PM 03/07/2022
FILED 01:51 PM 03/07/2022
SR 20220903914 - File Number 6657764